                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Newmont Mining Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                          Newmont Mining Corporation
                              1700 Lincoln Street
                            Denver, Colorado 80203

                               ----------------

                 Notice of 2001 Annual Meeting of Stockholders

To the Stockholders of Newmont Mining Corporation:

   Notice is hereby given that the Annual Meeting of Stockholders of Newmont Mining Corporation will be held at 10:00 a.m. on Thursday, May 3, 2001 at the Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado to:

    1.  Elect directors; and

    2. Transact such other business that may properly come before the meeting.

   All stockholders are cordially invited to attend the meeting in person. If you are unable to attend the meeting in person, please mark, sign and date the accompanying proxy card and return it promptly in the accompanying envelope. Or, you can vote electronically over the telephone or the Internet as described on the accompanying proxy card. If your shares are registered in the name of a bank or brokerage firm, telephone or Internet voting will be available to you only if offered by your bank or broker and such procedures are described on the voting form sent to you.

                                          By Order of the Board of Directors

                                          /s/ Timothy J. Schmitt

                                          Timothy J. Schmitt
                                             Secretary

March 29, 2001


                            YOUR VOTE IS IMPORTANT

 Stockholders are urged to vote by using the convenience of telephone or Internet voting, if available, or by signing, dating and returning the enclosed Proxy in the accompanying envelope to which no postage need be affixed if mailed in the United States.

                                PROXY STATEMENT

                              General Information

   Stockholders Entitled to Vote. Holders of the common stock of Newmont Mining Corporation (the "Corporation" or "Newmont Mining") of record at the close of business on March 1, 2001 are entitled to vote at the Annual Meeting of Stockholders ("Annual Meeting"). As of March 1, 2001, there were 188,002,163 shares of common stock outstanding. Each share of common stock entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the Annual Meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting.

   Votes at the Annual Meeting will be tabulated by two inspectors of election who shall be appointed by the Chairman of the meeting and who shall not be candidates for election to the Board of Directors. The inspectors of election will treat shares of common stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

   Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting. All other matters to come before the Annual Meeting require the approval of a majority of the votes cast on such matters. Abstentions and broker "non-votes" as to particular matters are counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Abstentions have the same effect as votes against proposals presented to stockholders. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions to do so from the beneficial owner.

   Proxy Solicitation. The accompanying proxy is solicited by the Board of Directors of the Corporation. This Proxy Statement is being mailed to the stockholders on or about March 29, 2001. In addition to solicitation by mail, solicitation of proxies may be made by certain officers and regular employees of the Corporation by mail, telephone or personal interview. The Corporation also has retained Georgeson & Company Inc. to aid in the solicitation of brokers, banks and other institutional stockholders for a fee of $8,000. All costs of the solicitation of proxies will be borne by the Corporation. The Corporation will also reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of the Corporation's common stock. A stockholder who executes a proxy may revoke it by delivering to the Secretary of the Corporation, at any time before the proxies are voted, a written notice of revocation bearing a later date than the proxy or attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Written notice revoking a proxy should be sent to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203. A stockholder may substitute another person in place of those persons presently named as proxies.

   Participants in the Newmont Mining Corporation Retirement Savings Plan (Non-Union) and Newmont Mining Corporation Retirement Savings Plan for Hourly-Rated Employees. If you are a participant in the Newmont Mining Corporation Retirement Savings Plan (Non-Union) or Newmont Mining Corporation Retirement Savings Plan for Hourly-Rated Employees (the "Retirement Savings Plans") and hold the Corporation's common stock in the Retirement Savings Plans, shares of the Corporation's common stock which are held for you under the Retirement Savings Plans, as applicable, may be voted through the proxy card accompanying this mailing. The Retirement Savings Plans are administered by The Vanguard Group, as Trustee. The Trustee, as the stockholder of record of the common stock held in the Retirement Savings Plans, will vote the shares held for you in accordance with the directions you give on the enclosed proxy card, provided that you return the proxy card duly signed and dated to the address indicated on the enclosed envelope. If the proxy cards representing shares of common stock held under the Retirement Savings Plans are not returned duly signed and dated, the Administration Committees of the Retirement Saving Plans shall instruct the Trustee with respect to how to vote any such shares for which instructions are not received.

   Relationship with Independent Public Accountants. Arthur Andersen LLP ("Andersen") has acted as auditors for the Corporation since 1967. The Board of Directors has selected Andersen to continue in that capacity for the current year. Representatives of Andersen will be present at the Annual Meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting. Andersen billed the following fees in 2000 for professional services rendered to the Corporation:

Audit Fees....................................................... $  982,500
Financial Information Systems Design and Implementation Fees..... $        0
All Other Fees................................................... $1,147,250/(1)/

/(1)/ Includes $312,470 in fees for consulation on various Securities and Exchange Commission regulatory matters and on various accounting projects and $834,510 in fees for tax support.

   The Audit Committee of the Board of Directors has concluded that the provision of the non-audit services rendered by Andersen is compatible with maintaining Andersen's independence.

   Stockholder Proposals. To be included in the Board of Directors' Proxy Statement for the 2002 Annual Meeting, stockholder proposals must be received by the Corporation on or before December 1, 2001. Proposals should be sent to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203.

                     Proposal No. 1--Election of Directors

   Nominees. Each of the 11 persons named below is a nominee for election as a director at the Annual Meeting for a term of one year or until his successor is elected and qualifies. Unless authority is withheld, the proxies will be voted for the election of such nominees. All such nominees were elected to the Board of Directors at the last Annual Meeting and all are currently serving as directors of the Corporation. If any such nominee cannot be a candidate for election at the Annual Meeting, then the proxies will be voted either for a substitute nominee designated by the Board of Directors or for the election only of the remaining nominees.

   The following table contains a summary of the background and principal occupations of the nominees:

                                                                       Director
                               Nominee                                  Since
-------------------------------------------------------------------------------
Vincent A. Calarco (58)...............................................   2000
 Chairman, President and Chief Executive Officer of Crompton
  Corporation, a specialty chemical company, since May 1996; President and Chief Executive Officer thereof from April 1985 to April 1996.
 Trustee of Polytechnic University of New York, Trustee of the
  National Foundation for the History of Chemistry and Director of the
  American Chemistry Council.
-------------------------------------------------------------------------------
Ronald C. Cambre (62).................................................   1993
 Chairman of Newmont Mining since January 1995, President thereof from
  June 1994 to July 1999, Chief Executive Officer thereof from
  November 1993 to December 2000.
 Director of Cleveland-Cliffs Inc., McDermott, Inc. and W.R. Grace &
  Co.
-------------------------------------------------------------------------------
James T. Curry, Jr. (64)..............................................   1997
 Retired Chief Executive Officer of the Minerals Division and retired director of Broken Hill Proprietary Ltd., a natural resources company.
 Director of SRI International.
-------------------------------------------------------------------------------
Joseph P. Flannery (68)...............................................   1982
 Chairman, President and Chief Executive Officer of Uniroyal Holding,
  Inc., a holding company.
 Director of Arvin Meritor, Inc., Ingersoll-Rand Company, K-Mart
  Corporation and The Scotts Company.
-------------------------------------------------------------------------------

                                                                      Director
                               Nominee                                 Since
------------------------------------------------------------------------------
Leo I. Higdon, Jr. (54)..............................................   1995
 President of Babson College since July 1997; formerly Dean and
  Charles C. Abbott Professor of the Darden Graduate School of
  Business Administration at the University of Virginia from October
  1993 to June 1997.
 Director of Crompton Corporation and Eaton Vance Corp.
------------------------------------------------------------------------------
Robert J. Miller (55)................................................   1999
 Partner of Jones Vargas, a law firm, since January 1999; Governor of the State of Nevada from 1989 to January 1999.
 Director of Zenith Insurance Company.
------------------------------------------------------------------------------
Wayne W. Murdy (56)..................................................   1999
 President of Newmont Mining since July 1999, Chief Executive Officer thereof since January 2001, Executive Vice President thereof from
  July 1996 to July 1999, Chief Financial Officer thereof from
  December 1992 to July 1999 and Senior Vice President thereof from
  December 1992 to July 1996.
------------------------------------------------------------------------------
Robin A. Plumbridge (65).............................................   1983
 Retired Chairman of Gold Fields of South Africa Limited, a natural resources company,
  Chief Executive Officer thereof from December 1980 to September
  1995.
 Director of Liberty Group Limited, Liberty Holdings Limited and
  Standard Bank Investment Corporation.
------------------------------------------------------------------------------
Moeen A. Qureshi (70)................................................   1994
 Chairman of Emerging Markets Partnership, a private investment management company.
 Director of AIG Global Trade and Political Risk Insurance Co.
------------------------------------------------------------------------------
Michael K. Reilly (68)...............................................   1994
 Retired Chairman of Zeigler Coal Holding Company, a coal producer.
------------------------------------------------------------------------------
James V. Taranik (60)................................................   1986
 President Emeritus of Desert Research Institute, University and
  Community College System of Nevada, an environmental research organization; Regents Professor and Arthur Brant Chair of
  Geophysics at the University of Nevada.
 Director of Earth Satellite Corporation and UNR Great Basin Center
  for Geothermal Energy.
------------------------------------------------------------------------------

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ALL OF THE FOREGOING NOMINEES AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXIES NAMED THEREON INTEND SO TO VOTE.

   Stock Ownership. As of March 1, 2001, all directors and executive officers of the Corporation as a group beneficially owned 4,040,022 shares of the Corporation's common stock, constituting in the aggregate 2.2% of the Corporation's outstanding common stock. Unless otherwise noted, the nature of beneficial ownership of all such shares is sole voting and investment power. The following table sets forth the number of shares of common stock of the Corporation beneficially owned by the Corporation's directors and executive officers as of March 1, 2001:

    Name of                           Shares   Restricted   Option
Beneficial Owner                    Owned/(1)/ Stock/(2)/ Shares/(3)/   Total
----------------                    ---------- ---------- ----------- ---------
Vincent A. Calarco.................      914      --0--        --0--        914
Ronald C. Cambre...................   26,911     39,431    1,232,221  1,298,563
James T. Curry, Jr.................    4,583      --0--        --0--      4,583
John A. S. Dow.....................    4,234     20,391      316,520    341,145
Joseph P. Flannery.................    7,874      --0--        --0--      7,874
David H. Francisco.................    3,048     19,857      325,500    348,405
Leo I. Higdon, Jr. ................    4,488      --0--        --0--      4,488
Lawrence T. Kurlander..............   16,336     20,643      343,791    380,770
Robert J. Miller...................    1,926      --0--        --0--      1,926
Wayne W. Murdy.....................   17,570     31,386      425,523    474,478
Robin A. Plumbridge................    7,623      --0--        --0--      7,623
Robert H. Quenon/(4)/..............   10,810      --0--        --0--     10,810
Moeen A. Qureshi...................    5,129      --0--        --0--      5,129
Michael K. Reilly..................   20,129      --0--        --0--     20,129
James V. Taranik...................    5,456      --0--        --0--      5,456
William. I. M. Turner, Jr./(4)/....   13,970      --0--        --0--     13,970
All directors and executive
 officers as a group, including
 those named above
 (23 persons)......................  182,374    208,278    3,649,370  4,040,022

--------
/(1)/ Includes equivalent shares of the Corporation's common stock held by the Trustee of the Corporation's Retirement Savings Plan (Non-Union). Participants in such plan instruct the Trustee as to how the participant's shares should be voted.
/(2)/ Restricted shares awarded under the Corporation's Intermediate Term Incentive Compensation Plan. These shares can be voted, but are subject to forfeiture risk or other restrictions.
/(3)/ Shares that could be purchased by the exercise of stock options as of March 1, 2001, or by April 30, 2001, under the Corporation's employee stock plans.
/(4)/  Not standing for re-election.

   Certain Beneficial Owners of the Corporation. The following table sets forth the information with respect to each person known by the Corporation to be the beneficial owner of more than 5% of any class of the Corporation's voting securities. The information contained herein has been taken from filings with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934.

                                                   Amount and
   Name and Address of             Title of        Nature of       Percentage of
     Beneficial Owner               Class     Beneficial Ownership     Class
   -------------------           ------------ -------------------- -------------
Capital Research and Management  Common Stock      10,750,000/(1)/      6.4%
 Company.......................
 333 South Hope Street
 Los Angeles, CA 90071
FMR Corp.......................  Common Stock      17,290,080/(2)/     10.3%
 82 Devonshire Street
 Boston, MA 02109

--------
/(1)/ As of December 31, 2000, Capital Research and Management Company ("CRMC") beneficially owned 10,750,000 shares of the Corporation's common stock. CRMC is a registered investment adviser that provides investment advisory services to various investment companies. CRMC reported that it has sole power to dispose of all such shares, but no power to vote the shares. It disclaimed beneficial ownership of all reported shares.
/(2)/ As of December 31, 2000, FMR Corp. ("FMR") beneficially owned 17,290,080 shares of the Corporation's common stock. FMR is a parent company and its report also covered interests owned or controlled by its affiliates. FMR reported sole power to vote 5,201,835 shares and sole power to dispose of all such shares. It did not share power to vote or dispose any shares.

   Directors' Fees, Committees and Meetings. Directors who are neither officers nor employees of the Corporation or any of its subsidiaries are entitled to receive $25,000 per annum for serving as directors. All directors are entitled to receive an attendance fee of $1,000 per meeting of the Board of Directors. Each director who is neither an officer nor an employee of the Corporation or any of its subsidiaries is entitled to receive an attendance fee of $750 per meeting of a committee of which he is a member and $1,000 per meeting in the case of the Chairman of the committee.

   In addition, pursuant to the Corporation's 2000 Non-Employee Directors Stock Plan (the "Directors Stock Plan"), directors who are neither officers nor employees of the Corporation or any of its subsidiaries receive the equivalent of $25,000 of shares of common stock of the Corporation annually on the first business day following their election or re-election at the Corporation's Annual Meeting, unless the director elects not to receive such a stock award. If a person who is neither an officer nor employee of the Corporation or any of its subsidiaries becomes a director in any calendar year after the date of the Corporation's Annual Meeting held in such calendar year, such person will receive the equivalent of $25,000 of shares of common stock of the Corporation on the first business day following such person's election as a director of the Corporation, unless such person elects not to receive such a stock award. Shares awarded under the Directors Stock Plan may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the director until the earliest of (i) the expiration of five years after the date of receipt of such shares by the director, (ii) the date the director ceases to be a director by reason of death or disability, or (iii) the later of (a) the date the director ceases to be a director for any reason other than death or disability or (b) the expiration of six months after the date of receipt of such shares by the director. However, a director may sell, transfer or assign shares awarded under the Directors Stock Plan to, or instruct the Corporation to issue such shares directly to, a member of the director's immediate family or a trust or certain other entities solely for the benefit of, or owned by, the director or any such immediate family members.

   Each director who is neither an officer nor employee of the Corporation or any of its subsidiaries is entitled to elect to receive stock options under the Directors Stock Plan in place of his or her annual cash retainer. A director who makes such an election receives options shortly following the regular May and November Board of Directors meetings to purchase a number of shares of the Corporation's common stock determined by dividing $12,500 by the fair market value of the Corporation's common stock on the option grant date and multiplying the result by three. Each such director may also elect to receive stock options under the Directors Stock Plan in place of the annual stock award described in the preceding paragraph. A director who makes such an election receives options shortly following the regular Board of Directors meeting occurring in May to purchase three times the number of shares of the Corporation's common stock that would have comprised the director's stock award if no such election had been made. The options described in this paragraph have an exercise price equal to the fair market value of the common stock of the Corporation on the grant date of the option. No options were granted in 2000.

   In addition to the standard compensation arrangement described above, Robert J. Miller also received compensation pursuant to a Consulting Agreement entered into between Newmont International Services Limited, a wholly owned subsidiary of the Corporation ("Newmont International"), and Mr. Miller. The Consulting Agreement provides that Mr. Miller advise Newmont International on federal governmental affairs issues relating to Newmont International's interests and mining operations (and those of its affiliates) within the United States and consult with members of Congress, various governmental agencies and the Administration as requested by Newmont International from time to time. For these services, Mr. Miller received a fee of $120,000 in 2000.

   The Corporation's retirement policy for directors provides that no director may stand for reelection to the Board of Directors after reaching age 72. All employee directors retire from the Board of Directors when they retire from employment with the Corporation. The Board of Directors at its discretion may in unusual circumstances, and for a limited period, ask a member of the Board of Directors to stand for re-election after the prescribed retirement date.

   On retirement from the Board of Directors at any time after attaining age 65, a director who was serving on the Board of Directors on January 27, 1999 and who is not entitled to a pension under the Corporation's Pension Plan (i.e., a director who has not been an officer or employee of the Corporation or any of its subsidiaries) and who has served for at least ten consecutive years as a director of the Corporation is entitled to be paid an annual sum of $25,000 and an amount equal to the per annum fee paid to him in his capacity as a director during his final year of service on the Board of Directors of the Corporation, in each case, for life.

   During 2000, the Board of Directors held seven meetings and each incumbent director attended at least 75% of all meetings of the Board of Directors and committees of the Board of Directors on which he served for the period during which he was a member.

   The Board of Directors has, in addition to other standing committees, audit, compensation and nominating committees. Members of these three committees are not, and have not been, officers or employees of the Corporation or any of its subsidiaries. The members of these committees are:

           Audit                 Compensation                Nominating
           -----                 ------------                ----------
    Vincent A. Calarco       Vincent A. Calarco        Joseph P. Flannery
    James T. Curry, Jr.      Joseph P. Flannery/(1)/   Leo I. Higdon, Jr./(1)/
    Robin A. Plumbridge/(1)/ Robin A. Plumbridge       Robert J. Miller
    Robert H. Quenon/(2)/    Michael K. Reilly         Moeen A. Qureshi
    James V. Taranik         William I. M. Turner, Jr./(2)/

--------
/(1)/ Chairman
/(2)/ Not standing for re-election.

   Audit Committee. The Audit Committee, consisting entirely of independent directors (as independence is defined in the listing standards of the New York Stock Exchange), recommends independent public accountants to act as auditors for the Corporation for consideration by the Board of Directors, reviews the Corporation's financial statements, confers with the independent public accountants with respect to the scope and results of their audit of the Corporation's financial statements and their reports thereon, reviews the Corporation's accounting policies, tax matters and internal controls, and oversees compliance by the Corporation with requirements of the Financial Accounting Standards Board and federal regulatory agencies. The Audit Committee also reviews non-audit services furnished to the Corporation by the independent public accountants, primarily consultation on tax matters and business advisory services. Access to the Audit Committee is given to the Corporation's Vice President and Controller and Vice President, Internal Audit. The Board of Directors has adopted a written Charter for the Audit Committee. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A. During 2000, the Audit Committee held three meetings.

   Compensation Committee. The Corporation's Compensation Committee, consisting entirely of independent directors (as independence is defined in the listing standards of the New York Stock Exchange), is responsible to the Board of Directors and by extension to the stockholders of the Corporation for approving and administering the policies which govern annual compensation and incentive programs for the Corporation's executive officers and other key employees. During 2000, the Compensation Committee held four meetings.

   Nominating Committee. The Nominating Committee's function is to propose to the Board of Directors slates of directors to be elected at the Annual Meeting of Stockholders (and any directors to be elected by the Board of Directors to fill vacancies) and slates of officers to be elected by the Corporation's Board of Directors. During 2000, the Nominating Committee, consisting entirely of independent directors (as independence is defined in the listing standards of the New York Stock Exchange), held two meetings. The Nominating Committee will consider for nomination to become directors any persons recommended by stockholders. Recommendations may be submitted to the Nominating Committee in care of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203.

                            Executive Compensation

   Summary of Cash and Certain Other Compensation. The following table shows the total compensation earned or paid to the Chief Executive Officer and to each of the Corporation's four most highly compensated executive officers, other than the Chief Executive Officer, for services rendered in all capacities to the Corporation and its subsidiaries in 2000, 1999 and 1998.

                          Summary Compensation Table

                                                                Long Term Compensation
                                                            ---------------------------------------
                              Annual Compensation                  Awards                  Payouts
                              ------------------------      ------------------------------ --------
                                                            Restricted          Securities
        Name and                                              Stock             Underlying   LTIP       All Other
   Principal Position    Year  Salary       Bonus/(1)/        Awards            Options(#) Payouts  Compensation/(2)/
   ------------------    ---- --------      ----------      ----------          ---------- -------- ------------
Ronald C. Cambre........ 2000 $807,000/(3)/ $1,072,420       $666,778/(5)/           -0-   $666,810   $10,200
 Chairman and Chief      1999 $727,500/(3)/ $1,196,388       $    -0-            500,000   $    -0-   $ 9,600
 Executive Officer       1998 $662,000/(3)/ $  678,163       $    -0-            200,000   $    -0-   $ 9,600

Wayne W. Murdy.......... 2000 $446,167/(3)/ $  331,435       $311,127/(5)/           -0-   $311,150   $12,000
 President               1999 $372,450/(3)/ $  286,787       $176,276/(6)/       350,000   $176,316   $12,000
                         1998 $311,550      $  179,340       $ 83,019/(6)/        60,000   $ 83,037   $12,000

David H. Francisco...... 2000 $310,000      $  195,527       $193,789/(5)/           -0-   $193,789   $ 8,500
 Executive Vice
  President,             1999 $262,443      $  209,476       $117,098/(6)/       275,000   $117,132   $12,000
 Operations              1998 $209,040      $  118,299       $ 55,697/(6)/        50,000   $ 55,721   $12,000

Lawrence T. Kurlander... 2000 $289,000      $  162,159       $180,650/(5)/           -0-   $180,673   $12,000
 Senior Vice President
  and                    1999 $278,383      $  192,340       $124,222/(6)/       225,000   $124,235   $12,000
 Chief Administrative
  Officer                1998 $266,325      $  235,645(/4/)  $170,983/(6)//(7)/   64,000   $ 70,992   $12,000

John A. S. Dow.......... 2000 $279,167      $  161,241       $174,511/(5)/           -0-   $174,517   $32,917/(8)/
 Executive Vice
  President,             1999 $253,003      $  174,819       $112,885/(6)/       275,000   $112,921   $32,897/(8)/
 Group Executive, Latin
  America                1998 $227,130      $  113,777       $ 60,518/(6)/        50,000   $ 60,542   $12,000

--------
/(1)/ Amounts shown represent bonuses earned and received under the Corporation's Annual Incentive Compensation Plan. All amounts were paid in cash.
/(2)/ Contributions and credits to the Corporation's Retirement Savings Plan and non-qualified supplemental Savings Equalization Plan.
/(3)/ Includes director's fees paid to Mr. Cambre of $7,000, $7,500 and $12,000 in 2000, 1999 and 1998, respectively; and to Mr. Murdy of $7,000 and $1,000 in 2000 and 1999, respectively.
/(4)/ In addition to a $135,645 bonus paid to Mr. Kurlander under the Corporation's Annual Incentive Compensation Plan for 1998, he also received a $100,000 cash bonus in recognition of his contributions to the successful outcome of the share ownership dispute with respect to the Corporation's investment in Minera Yanacocha S.R.L.
/(5)/ Value of restricted shares of the Corporation's common stock awarded under the Corporation's Intermediate Term Incentive Compensation Plan for 2000. Dividends are payable on the shares awarded. These shares vest over a two-year period and were issued in January 2001 in the following amounts:

                                                                            #
                                                                          ------
      Ronald C. Cambre................................................... 39,431
      Wayne W. Murdy..................................................... 18,399
      David H. Francisco................................................. 11,460
      Lawrence T. Kurlander.............................................. 10,683
      John A. S. Dow..................................................... 10,320

  The number of restricted shares of the Corporation's common stock held by the named executive officers and the value of such shares on December 31, 2000 were as follows:

                                                                    #      $
                                                                  ------ -------
      Ronald C. Cambre...........................................    -0-     -0-
      Wayne W. Murdy............................................. 12,987 224,026
      David H. Francisco.........................................  8,397 144,848
      Lawrence T. Kurlander......................................  9,961 171,827
      John A. S. Dow............................................. 10,071 173,725

/(6)/ Value of restricted shares of the Corporation's common stock awarded under the Corporation's Intermediate Term Incentive Compensation Plan for 1999 and 1998. Dividends are payable on the shares awarded. These shares vest over a two-year period and were issued in January 2000 and March 1999, respectively, in the following amounts:

                                                                     1999  1998
                                                                     ----- -----
      Wayne W. Murdy................................................ 7,572 4,564
      David H. Francisco............................................ 5,030 3,062
      Lawrence T. Kurlander......................................... 5,336 3,901
      John A. S. Dow................................................ 4,849 3,327

/(7)/ In addition to 3,901 restricted shares of the Corporation's common stock having a value of $70,992 awarded to Mr. Kurlander under the Corporation's Intermediate Term Incentive Compensation Plan for 1998, he was also awarded 5,458 restricted shares of the Corporation's common stock having a value of $99,991 in July 1998 on substantially the same terms as the shares awarded under the Corporation's Intermediate Term Incentive Compensation Plan. Such award was in recognition of his contributions to the successful outcome of the share ownership dispute with respect to the Corporation's investment in Minera Yanacocha S.R.L.
/(8)/ Includes $20,917 and $20,897 paid by the Corporation to Mr. Dow pursuant to an Agreement dated August 20, 1999. The amount reimburses Mr. Dow for premiums paid in 2000 and 1999, respectively, for term life insurance for himself and his spouse and for taxes arising as a result of such payment. The insurance is designed to address certain estate planning complications related to Mr. Dow's status as a non-U.S. citizen residing in the U.S.

   Stock Options. No stock options were granted to the named executive officers in 2000.

   Option Exercises and Holdings. The following table sets forth information concerning the exercise of options in 2000 and unexercised options held at the end of 2000 with respect to the named executive officers:

                      Aggregated Option Exercises in 2000
                        and 2000 Year-End Option Values

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                           Shares                  Options at 2000        In-the-Money Options
                          Acquired                   Year-End(#)            at 2000 Year-End
                             on       Value   ------------------------- ------------------------
Name                     Exercise(#) Realized Exercisable Unexercisable Exercisable Unxercisable
----                     ----------- -------- ----------- ------------- ----------- ------------
Ronald C. Cambre........     -0-       $-0-     982,221      544,817       $-0-         $-0-
Wayne W. Murdy..........     -0-       $-0-     288,023      263,932       $-0-         $-0-
David H. Francisco......     -0-       $-0-     213,000      174,000       $-0-         $-0-
Lawrence T. Kurlander...     -0-       $-0-     231,291      186,932       $-0-         $-0-
John A. S. Dow..........     -0-       $-0-     204,020      175,000       $-0-         $-0-

   Pension Plans. The following table shows the estimated pension benefits payable to a covered participant at normal retirement age (62 years) under the Corporation's qualified defined benefit pension plan (the "Pension Plan"), as well as under its nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Corporation or its subsidiaries.

                              Pension Plan Table

                                           Years of Service
                        -------------------------------------------------------
Remuneration               5        10       15       20       25        30
------------            -------- -------- -------- -------- -------- ----------
$  500,000............. $ 43,750 $ 87,500 $131,250 $175,000 $218,750 $  262,500
$  600,000............. $ 52,500 $105,000 $157,500 $210,000 $262,500 $  315,000
$  700,000............. $ 61,250 $122,500 $183,750 $245,000 $306,250 $  367,500
$  800,000............. $ 70,000 $140,000 $210,000 $280,000 $350,000 $  420,000
$  900,000............. $ 78,750 $157,500 $236,250 $315,000 $393,750 $  472,500
$1,000,000............. $ 87,500 $175,000 $262,500 $350,000 $437,500 $  525,000
$1,100,000............. $ 96,250 $192,500 $288,750 $385,000 $481,250 $  577,500
$1,200,000............. $105,000 $210,000 $315,000 $420,000 $525,000 $  630,000
$1,300,000............. $113,750 $227,500 $341,250 $455,000 $568,750 $  682,500
$1,400,000............. $122,500 $245,000 $367,500 $490,000 $612,500 $  735,000
$1,500,000............. $131,250 $262,500 $393,750 $525,000 $656,250 $  787,500
$1,600,000............. $140,000 $280,000 $420,000 $560,000 $700,000 $  840,000
$1,700,000............. $148,750 $297,500 $446,250 $595,000 $743,750 $  892,500
$1,800,000............. $157,500 $315,000 $472,500 $630,000 $787,500 $  945,000
$1,900,000............. $166,250 $332,500 $498,750 $665,000 $831,250 $  997,500
$2,000,000............. $175,000 $350,000 $525,000 $700,000 $875,000 $1,050,000

   A participant's remuneration covered by the Pension Plan is his or her average annual base salary and bonus, including amounts paid in the form of restricted stock (as reported in the Summary Compensation Table) for the 60 consecutive months in which the highest level of compensation was paid to the participant during the last 120 months of the participant's career with the Corporation or its subsidiaries. The approximate years of actual credited service as of the end of 2000 for each named executive officer is: Mr. Cambre--seven years (see "Executive Agreements" below); Mr. Murdy--eight years (see "Executive Agreements below); Mr. Francisco--10 years; Mr. Kurlander-- seven years (see "Executive Agreements" below); and Mr. Dow--22 years. Benefits shown are computed on a straight single life annuity basis beginning at age 62. Such amounts have not been reduced for Social Security benefits.

   Officers' Death Benefit Plan and Group Life Insurance Program. The Corporation has an Officers' Death Benefit Plan for the benefit of the named executive officers and other executive officers of the Corporation. The plan provides a death benefit of three times annual base salary for an executive officer who dies while an active employee and a death benefit of one times final annual base salary for an executive officer who dies after retiring at or after normal retirement age. For retirement prior to normal retirement age, the post-retirement death benefit is 30% to 100% of one times final annual base salary, depending on the number of years to normal retirement age. Coverage under the Officers' Death Benefit Plan is offset by group life insurance maintained for the benefit of all salaried employees of the Corporation and certain of its subsidiaries.

   Executive Agreements. An agreement between the Corporation and Mr. Cambre which provided for an initial 1994 annual base salary of $500,000 was in effect through December 31, 2000. The agreement provided that the Board of Directors of the Corporation may, at their discretion, increase Mr. Cambre's base salary and that any such increased base salary made after January 1994 would automatically become Mr. Cambre's minimum base salary thereafter.

   Mr. Cambre resigned, effective December 31, 2000, from his position as Chief Executive Officer of the Corporation. The Corporation entered into an employment agreement with Mr. Cambre, dated as of January 1, 2001, in connection with Mr. Cambre's continuation in his position as Chairman of the Board of the Corporation. Mr. Cambre is entitled to receive an annual base salary of $400,000 while he serves as Chairman of the Board of the Corporation during the term of the employment agreement, from January 1 to December 31, 2001. Mr. Cambre is also entitled to receive board and committee meeting attendance fees and continuation of the perquisites and fringe benefits that he received prior to December 31, 2000, during the term of the employment agreement. However, Mr. Cambre will not be entitled to receive bonuses or other incentive compensation. In the event that, during the term of the employment agreement, the Corporation's Board of Directors terminates Mr. Cambre's service as Chairman of the Board of the Corporation without cause, or Mr. Cambre terminates his service as Chairman of the Board due to a material breach of the employment agreement by the Corporation, which the Corporation fails to remedy upon 10 days notice, Mr. Cambre will be entitled to receive a lump-sum payment in the amount of 25% of his base salary. However, Mr. Cambre will instead be entitled to receive a lump-sum payment equal to the total amount of his base salary and bonus for the 36 months preceding the month of his termination as Chairman of the Board of the Corporation in the event Mr. Cambre's position as Chairman of the Board of the Corporation is terminated by the Corporation or the Corporation's Board of Directors without cause, or by Mr. Cambre due to a material breach of the employment agreement, which the Corporation fails to remedy upon 10 days notice, during the two-year period following the date of a Change of Control of the Corporation, as defined in Mr. Cambre's change of control employment agreement, described below, and prior to the end of the term of the employment agreement. "Cause," for purposes of the employment agreement, is generally defined as (a) misappropriation of funds or property of the Corporation, (b) conviction of a felony, (c) obtaining personal profit from a transaction between the Corporation and a third party without the prior approval of such profit by the Board of Directors of the Corporation, or (d) obtaining personal profit from the sale of the Corporation's trade secrets. The employment agreement provides that Mr. Cambre is entitled to receive a payment in an amount sufficient to make him whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended. In February 2001, Mr. Cambre received a lump-sum payment of his non-qualified retirement benefit in the amount of $3,164,290. The employment agreement supersedes the agreement referred to in the preceding paragraph as well as Mr. Cambre's change of control employment agreement with the Corporation, except as described in this paragraph and with certain other limited exceptions.

   Mr. Murdy's letter of offer of employment from the Corporation provides that if his employment is terminated other than for "cause" (as defined in the Corporation Severance Pay Plan), or if he terminates employment after a reduction in base salary or a significant reduction in duties and responsibilities (as determined by certain members of the Board of Directors of the Corporation), he will be entitled to receive 24 months of his then salary (as defined in the Corporation's Severance Pay Plan) plus certain other severance benefits. Mr. Murdy's letter agreement with the Corporation provides that upon his retirement from the Corporation on or after his 62nd birthday, he will receive an additional one-half year of "credited" service under the Corporation's supplemental pension plan for each otherwise credited year of his service with the Corporation or any of its subsidiaries in computing his pension benefits. In the event, Mr. Murdy's employment with the Corporation or any of its subsidiaries terminates prior to his 62nd birthday, he will not be entitled to such benefit unless his termination constitutes a "qualifying termination" as defined in the letter agreement. Generally, a qualifying termination means (i) a termination due to Mr. Murdy's death or disability,
(ii) a termination by Mr. Murdy for "good reason" (as defined in the letter agreement), (iii) a termination of Mr. Murdy by the Corporation without cause (as defined in the Corporation's Severance Pay Plan) or (iv) a termination that qualifies Mr. Murdy for enhanced severance benefits under his Change of Control Agreement (see "Change of Control Employment Agreements" below). Any benefits to which Mr. Murdy may be entitled from the Corporation's Severance Pay Plan (as described below) reduce the benefits due under these arrangements.

   Mr. Kurlander's agreement with the Corporation provides that upon his retirement from the Corporation under the Corporation's Pension Plan he will receive an additional one-half year of "credited" service for each actual year of his service with the Corporation or any of its subsidiaries in computing his pension benefits.

   Change of Control Employment Agreements. The Corporation has entered into change of control employment agreements with each of the named executives officers and with certain other executive officers. Mr. Cambre's employment agreement with the Corporation, dated as of January 1, 2001, generally supersedes

Mr. Cambre's change of control employment agreement with the Corporation (see "Executive Compensation--Executive Agreements" above). The change of control employment agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by the Corporation. If a Change of Control (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a Change of Control of the Corporation. If the Corporation terminates the executive's employment (other than for cause, death or disability), the executive terminates for "good reason" during such three-year period, or the executive terminates employment for any reason during the 30-day period following the first anniversary of the Change of Control, and upon certain terminations prior to a Change of Control in connection with or in anticipation of a Change of Control, the executive is generally entitled to receive (i) three times the sum of (a) the executive's annual base salary plus
(b) the executive's annual bonus (as determined in the agreements), (ii) accrued but unpaid compensation, (iii) welfare benefits for three years, (iv) a pro rata bonus for the year in which the termination of employment occurs and (v) a lump sum payment having an actuarial value equal to the additional pension benefits the executive would have received if he or she had continued to be employed by the Corporation for an additional three years. In addition, the agreements provide that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended. In the event of a Change of Control, the agreements will supercede any individual employment agreements entered into by the Corporation with the executives, and the executive will not be permitted to participate in the Corporation's severance plans or policies, including the Severance Pay Plan described below, during the three-year period following a Change of Control.

   Severance Pay Plan. Each of the named executive officers participates in the Corporation's Severance Pay Plan. Participants in the Severance Pay Plan with at least one year of service (a) who have been continually employed by the Corporation or one of its subsidiaries or affiliates on and after August 1, 1991, or (b) whose employment with the Corporation or one of its subsidiaries or affiliates is involuntarily terminated other than for "cause" (as defined in the Severance Pay Plan) within 24 months after a change of control (as defined in the Severance Pay Plan) of the Corporation (other than those participants whose employment began on or after May 1, 1993) are entitled to receive a minimum of the greater of (i) four weeks of salary (as defined in the Severance Pay Plan), together with an additional two weeks of salary for each year of service; or (ii) from nine to 78 weeks of salary depending on the salary grade of the participant, calculated based on the relevant participant's salary as of April 30, 1993. Each of the named executive officers who are otherwise eligible for severance pay under clause
(ii) above would receive 52 weeks of salary. Participants whose employment began on or after May 1, 1993 and whose employment is involuntarily terminated are entitled to receive only the amount determined as set forth in clause (i) in the previous sentence. Under the Severance Pay Plan, the maximum severance allowance benefit payable to a participant calculated as set forth above is 104 weeks of such participant's salary. In addition to the amount described above, each participant is also entitled to a lump sum payment equal to the Corporation's matching contribution that would have been made under the Corporation's Retirement Savings Plan calculated in accordance with the relevant provisions of the Severance Pay Plan and any accrued and unused vacation time. Participants under the Severance Pay Plan are also entitled to certain fringe benefits, such as coverage under the Corporation's medical and dental plans and life insurance plan, as set forth in the Severance Pay Plan.

                       Report of Compensation Committee
                           on Executive Compensation

   The report of the Compensation Committee and the performance graph that follow shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that the Corporation specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

   The Compensation Committee of the Board of Directors is composed entirely of directors who are not officers or employees of the Corporation or any of its subsidiaries. The Compensation Committee is responsible to the Board of Directors and by extension to the stockholders of the Corporation for approving and administering the policies which govern annual compensation and incentive programs for the Corporation's executive officers and other key employees.

   There are four elements to the Corporation's executive compensation program--base salaries, annual incentives, intermediate term incentives and stock options. The Committee has determined that in general the value of the sum of these four elements, assuming certain performance-based targets are met, should approach the 75th percentile for comparable positions in the gold mining industry as set forth in the executive level compensation surveys described below.

   Base Salaries. The base salaries for the Corporation's executive officers, including Mr. Cambre and the other named executive officers, fall within salary ranges that reflect competitive base pay levels within the mining industry as a whole for the positions they hold. The Corporation subscribes to and participates in surveys of executive level compensation. One of the surveys in which the Corporation participates not only includes the companies that comprise the Standard & Poor's Gold Index shown on the Corporation's Performance Graph below, but also includes a number of companies which the Committee believes are more appropriate for comparison with the Corporation for purposes of analyzing executive compensation. The Corporation participates in other surveys as well, which cover a wide range of industries and companies. Although many of the companies included in these broader surveys are not capable of meaningful comparison with the Corporation, the Corporation uses such surveys to identify general trends in executive compensation. Based on a review of such survey information, the Committee believes that the base salaries of the Corporation's executive officers are at or slightly below the median salaries for comparable positions in the gold mining industry. With respect to Mr. Cambre's base salary, the Committee determined that his performance in 1999 merited an increase of 11.1%, effective January 2000. His new base salary is consistent with the Corporation's philosophy that salaries be at approximately the median for comparable positions.

   Annual Incentives. Annual incentive awards are made pursuant to the Corporation's Annual Incentive Compensation Plan ("AICP"). The named executive officers (and other participants at specified salary levels) are eligible to receive both a corporate performance bonus and a personal performance bonus. Corporate performance bonuses were paid in cash and were based upon the attainment of (i) certain cost goals, (ii) certain cash flow goals and (iii) an earnings goal. All of these goals were established by the Committee. At year end, actual results are compared with the previously established goals to determine a "corporate performance percentage." Corporate performance bonuses are incrementally increased in accordance with incrementally higher performance percentages (with the maximum payout percentage being 200% of target). In 2000, the Corporation achieved a consolidated performance percentage of 104% which resulted in a payout percentage of 121%.

   Personal performance bonuses are based upon an evaluation of a participant's personal contribution to the Corporation. In 2000, personal performance awards to the named executive officers and other AICP participants were based on certain subjective factors such as the individual skills, experience and accomplishments of the relevant executive officer, as well as such executive officers' contributions to the positive results realized by the Corporation during 2000. In determining the personal performance bonus for the named executive officers, the

Committee also took into account the impact in 2000 of the mercury spill in Peru by a transport contractor of Minera Yanacocha S.R.L. (51.35% owned by the Corporation). The Committee did not use any fixed weighting of any factors in determining personal performance bonuses.

   Participants in the AICP are assigned target awards as a percentage of their eligible base salary. Target awards increase at higher management levels to 100% of eligible base salary in the case of the Chief Executive Officer. The weighting of corporate performance and personal performance factors varies by participant, and in the case of Mr. Cambre is approximately two-thirds corporate performance and one-third personal performance at target.

   Mr. Cambre's total 2000 AICP bonus of $1,072,420 was equal to 134% of his 2000 base salary. Mr. Cambre's corporate performance bonus of $647,220 (60% of such total award) was based on a payout percentage of 121%, as described above. His personal performance bonus of $425,200 (40% of such total award) was based on Mr. Cambre's personal performance evaluation. In making this determination, the Committee considered Mr. Cambre's vision and leadership which enabled the Corporation to achieve the following positive results in 2000:

  . Produced 4.94 million equity ounces of gold, a 20% increase from 1999;

  . Reduced consolidated cash costs per equity ounce of gold produced to $171 from $175 in 1999. This was the lowest level achieved by the Corporation in the past 12 years;

  . Passed the Batu Hijau financing completion test relating to the Corporation's Batu Hijau project on schedule and, as a result, the project debt became non-recourse to the Corporation in October 2000;

  . Reduced net debt by $29 million;

  . Increased proven and probable gold reserves on a net of depletion basis to 56.7 million ounces from 56.6 million ounces in 1999, despite a reduction in the price of gold used to value such reserves to $300 per ounce from $325 per ounce used in 1999;

  . Completed the consolidation and rationalization of the Corporation's properties in the Yanacocha-Minas Conga district in Peru;

  . Increased cash flow from operations by 26% to $508.4 million from $402 million in 1999, despite a $5 per ounce drop in the realized price of gold to $280 from $285 in 1999; and

  . Fully implemented the Corporation's Gold Medal Performance program throughout the Corporation.

In addition, in determining Mr. Cambre's personal performance bonus, the Committee took into account the impact in 2000 of the mercury spill in Peru by a transport contractor of Minera Yanacocha S.R.L. (51.35% owned by the Corporation).

   Intermediate Term Incentives. In 1997, the Corporation established the Intermediate Term Incentive Compensation Plan ("ITIP") to provide incentive compensation to the named executive officers and to other participants at specified salary levels. The ITIP is intended to reward eligible participants based upon the attainment of objective financial and business goals over a three-year period established annually by the Committee. Such goals relate to gold production, cost of production, proven and probable gold reserves and earnings per share. The Corporation must achieve certain minimum results before any ITIP bonuses can be paid. ITIP bonuses are incrementally increased or decreased, as the case may be, depending on actual results. With respect to 2000, the payout percentage was 167% of target, based on 2000, 1999 and 1998 results. Bonuses are paid one-half in cash and one-half in the form of restricted shares of common stock of the Corporation. Such shares vest over two years. During such period, a recipient has the right to vote such shares and to receive dividends. Once fully vested, a recipient has all the rights of full ownership. However, such shares may not, in general, be sold or transferred for a period of five years following the date on which such shares were awarded. Participants in the ITIP are assigned target awards as a percentage of their eligible base salary. For 2000, these target percentages ranged from 20% to 100%. Actual payouts for 2000 exceeded these percentages since actual results exceeded target performance.

   In recognition of Mr. Cambre's contributions to the Corporation during the three year plan period (1998-2000) the Committee, according to the terms of the ITIP, awarded Mr. Cambre a bonus of $1,333,588 of which approximately one-half was paid in cash and one-half was awarded in restricted shares of the Corporation's common stock. This bonus was equal to 167% of his 2000 base salary.

   Stock Options. The fourth element of executive compensation, stock options, is long term in nature and is designed to link executive rewards with stockholder value over time. The awarding of stock options promotes the creation of stockholder value since the benefits cannot be realized unless stock price appreciation occurs. The Committee believes that the number of stock options awarded should be sufficient in amount to provide a strong incentive to increase stockholder value, with the number of options increasing in proportion to the relative potential influence of the recipient on overall performance of the Corporation. In addition, the Committee believes that option awards are intended to reward recipients making a long-term commitment to the Corporation.

   No stock options were granted to executive officers in 2000.

   Policies with Respect to Tax Deductibility of Executive Compensation.
Section 162 of the Internal Revenue Code eliminates, with certain exceptions, the deduction for certain compensation in excess of $1 million to any named executive officer, including the Chief Executive Officer, who is employed on the last day of the year. The Committee believes that the Corporation's stock plans may comply with an exception to this limitation. Payments made under the AICP for 2000 probably do not qualify for an exception to the limitation. Altering the AICP to assure full deductibility of compensation, however, could inhibit the Committee's ability to adjust performance criteria as it deems appropriate. The Committee believes that the ITIP has complied with an exception to this limitation, although a change to a measure of performance under the ITIP for the three year period ending December 31, 2002 would have to be approved by the stockholders of the Corporation before payments could be made with respect to that period in order for such payments to qualify for the exception. Because the Committee does not currently anticipate any significant increase in tax liability to the Corporation as a result of the Section 162 limitations, the Committee has not altered its approach to setting incentive compensation in response to such limitations. Should the compensation levels of the Chief Executive Officer or any of the other named executive officers materially affect the Corporation's tax position in the future, the Committee will consider establishing performance criteria that will allow the Corporation to avail itself of all appropriate tax deductions.

   Summary. The Committee believes that the combination of competitive base salaries, annual incentives paid in cash, intermediate term incentives paid partially in cash and restricted stock and stock options represent a highly motivational and effective senior executive compensation program that works to attract and retain talented executives and strongly aligns the interests of senior management with those of the stockholders of the Corporation in seeking to achieve over time above average long-term returns on investment.

   Submitted by the Compensation Committee of the Board of Directors:

        Vincent A. Calarco                           Michael K. Reilly
        Joseph P. Flannery, Chairman                 William I. M. Turner, Jr.
        Robin A. Plumbridge

                    Five-Year Stockholder Return Comparison

   The following graph assumes a $100 investment on December 31, 1995 in each of the Corporation's common stock, the S&P Gold Index and the S&P 500 Index.

                     Cumulative Value of a $100 Investment
                      Assuming Reinvestment of Dividends


                             [GRAPH APPEARS HERE]

------------------------------------------------------------------------------
                      1995      1996      1997      1998      1999      2000
------------------------------------------------------------------------------
Newmont Mining        $100      $100      $ 66      $ 41      $ 56      $ 39
------------------------------------------------------------------------------
S&P Gold Index*       $100      $ 99      $ 65      $ 57      $ 55      $ 45
------------------------------------------------------------------------------
S&P 500 Index         $100      $123      $164      $211      $255      $232
------------------------------------------------------------------------------

--------
* Barrick Gold Corporation, Homestake Mining Company, Newmont Mining Corporation and Placer Dome, Inc.

                         Report of the Audit Committee

   The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that the Corporation specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

   The Audit Committee has reviewed and discussed with management the audited financial statements of the Corporation for the fiscal year ended December 31, 2000.

   The Audit Committee has discussed with Arthur Andersen LLP ("Andersen"), the Corporation's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has received the written disclosures and the letter from Andersen required by Independence Standards Board Standard No. 1, and has discussed Andersen's independence with them.

   Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the U.S. Securities and Exchange Commission.

   Submitted by the Audit Committee of the Board of Directors:

        Vincent A. Calarco                                    Robert H. Quenon
        James T. Curry, Jr.                                   James V. Taranik
        Robin A. Plumbridge, Chairman

                            Section 16(a) Reporting

   Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors and holders of greater than 10% of the Corporation's outstanding common stock to file initial reports of their ownership of the Corporation's equity securities and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of the copies of such reports furnished to the Corporation and written representations from the Corporation's executive officers and directors, the Corporation believes that all Section 16(a) filing requirements were complied with in 2000.

                                 Other Matters

   The Board of Directors does not intend to bring other matters before the Corporation's Annual Meeting of Stockholders except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

                                                                      APPENDIX A

                           NEWMONT MINING CORPORATION
                            AUDIT COMMITTEE CHARTER

   The Board of Directors of Newmont Mining Corporation, (the Corporation) has established an Audit Committee comprised of at least three directors appointed by the Board. The membership qualifications, authority, responsibility and specific duties of the Audit Committee are described below:

MEMBERSHIP QUALIFICATIONS

   To serve on the Audit Committee, a director must be independent as described below:

   To be considered independent, a director must have no relationship with the Corporation that may interfere with the exercise of his/her independence from management and the Corporation. Examples of relationships that would preclude service on the Audit Committee would be:

  . a director employed by the Corporation or any of its affiliates during any of the past five years;

  . a director receiving compensation from the Corporation or any of its affiliates other than for board service;

  . a director who is an immediate family member of an individual who has been an officer of the Corporation during any of the past five years;

  . a director who is a partner in, controlling shareholder or executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments that are or have been significant to the Corporation or that business organization during any of the past five years;

  . a director who is the executive of another company where any of the Corporation's executives serves on that company's compensation committee.

   In addition, to serve on the Audit Committee, a director must be financially literate, as the Board of Directors interprets such qualification in its business judgment.

   At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

AUTHORITY

   The Board of Directors has granted the Audit Committee authority to investigate any activity of the Corporation and its subsidiaries. The Committee has been granted unrestricted access to all information and all employees are directed to cooperate as requested by members of the Committee. The Committee is empowered to retain persons having special competencies as necessary to assist the Committee in fulfilling its responsibility.

RESPONSIBILITY

   The primary responsibility for financial and other reporting, internal controls, and compliance with laws, regulations, and ethics rests with the executive management of the Corporation. The primary function of the Committee is to assist the Board in fulfilling its responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process.

   The Committee, in performing its fiduciary duty to the Board, has oversight responsibility in the following areas:

  . Financial reporting

  . Compliance with corporate policy

  . Corporate control

   The Committee is responsible to provide assurance on the integrity of the financial reporting process and that the financial statements adequately represent the Corporation's financial condition and results of operations. Secondly, the Committee is responsible to provide assurance that the Corporation is in compliance with corporate policies that provide processes, procedures and standards to follow in accomplishing the company's goals and objectives. Thirdly, the Committee is responsible for understanding the Corporation's financial reporting risks and the internal control structure.

   The Committee is also responsible for assuring the independence and objectivity of the independent public accountants and the internal auditors. Each audit group shall have direct and unrestricted access to the Committee as well as the opportunity to meet with the entire Board of Directors. The Audit Committee shall meet no less than three times annually. Additional or special meetings may be held at the Committee's discretion.

SPECIFIC DUTIES

   In discharging its responsibilities, the Audit Committee is expected to perform the following duties:

1. Recommend to the Board of Directors the retention or non-retention of the independent public accountants.

2. Communicate to the independent public accountants that they are ultimately accountable to the Audit Committee and Board of Directors.

3. Review, prior to the annual audit, the scope of the independent public accountants' audit examination, including their proposed fees. Such fees are to be arranged with management and summarized for Committee review.

4. Review with the director of internal audit the qualifications and staffing of the internal audit department, the scope of the audits and the significant findings.

5. Review with the independent public accountants, the director of internal auditing and management the Corporation's policies and procedures relative to the adequacy of internal accounting and financial reporting controls, including controls over quarterly financial reporting, computerized information systems and security. Further, the Committee is to make, or cause to be made, all necessary inquiries of management, the independent public accountants and the internal auditors concerning compliance with established standards of corporate conduct.

6. Review with management the accounting and reporting principles and practices applied by the Corporation in preparing its financial statements.

7. Review with management and the independent public accountants, upon completion of their audit, the financial results for the year. This review is to include the Corporation's annual financial statements, related footnotes, management's discussion and analysis of the financial results, the results of the audit and the independent public accountants' management recommendations. In addition, review significant transactions which occurred during the year, any significant adjustments, management judgments and accounting estimates, new accounting policies and any disagreements between management and the independent public accountants.

8. Annually receive from the independent public accountants a written statement delineating all their relationships with the Corporation, consistent with the Independence Standards Board Standard I, which is to include all non-audit services provided and related fees. The Audit Committee will discuss with the independent public accountants any disclosed relationships or services that may impact the objectivity and independence of the accountants and take, or recommend the Board of Directors take, appropriate action to ensure the independence of the accountants.

9. Prior to the release of quarterly earnings, at least the chairman of the Audit Committee discuss with management and the independent public accountants the results for the quarter, including any significant transactions which occurred during the quarter, any significant adjustments, management judgments and accounting estimates, new accounting policies and any disagreements between management and the independent public accountants.

10. Review and reassess the adequacy of this charter on an annual basis.

11. Apprise the Board of Directors of significant developments in the course of performing the above duties.

                                     PROXY


                          NEWMONT MINING CORPORATION


                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  May 3, 2001

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                         OF NEWMONT MINING CORPORATION


The undersigned, a holder of record shares of common stock, par value $1.60 per share, of Newmont Mining Corporation at the close of business on March 1, 2001 (the "Record Date") hereby appoints Joy E. Hansen, Bruce D. Hansen and Britt D. Banks, and each or any of them, the proxy or proxies of the undersigned, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the common stock of Newmont Mining Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at 10:00 a.m. local time on Thursday, May 3, 2001 at the Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado and any adjournments thereof, upon the matters listed on the reverse side hereof. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

YOUR ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

--------------------------------------------------------------------------------
* FOLD AND DETACH HERE *



                            YOUR VOTE IS IMPORTANT!


                      You can vote in one of three ways:

1. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                      or
                                      --

2. Call toll free 1-800-840-1208 on a Touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                      or
                                      --

3.  Vote by Internet at our Internet Address: http://www.proxyvoting.com/nem



                                  PLEASE VOTE

                                                           Please mark
                                                          your votes as
                                                          indicated in    [X]
                                                           this sample

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

Item 1-ELECTION OF DIRECTORS    Nominees: 01 V.A. Calarco, 02 R.C. Cambre,
                                03 J.T. Curry, Jr., 04, J.P. Flannery,
FOR    WITHHELD                 05 L.I. Higdon, 06 R.J. Miller, 07 W.W. Murdy,
ALL    FOR ALL                  08 R.A. Plumbridge, 09 M.A. Qureshi,
                                10 M.K. Reilly, 11 J.V. Taranik
[_]      [_]
                                FOR ALL EXCEPT NOMINEES WRITTEN IN THE SPACE
                                PROVIDED BELOW.

                                -----------------------------------------------

The undersigned hereby authorizes          Proxies can only be given by Newmont
the proxies, in their discretion,          Mining stockholders of record on the
to vote on any other business which        Record Date. Please sign your name
may properly be brought before the         below exactly as it appears on your
meeting or any adjournment thereof.        stock certificate(s) on the Record
                                           Date or on the label affixed hereto.
By execution of the Proxy, the             When the shares of Newmont Mining
undersigned hereby authorizes such         common stock are held of record by
proxies or their substitutes to vote       joint tenants, both should sign. When
in their discretion on such other          signing as attorney, executor,
business as may properly come before       administrator, trustee or guardian,
the Annual Meeting.                        please give full title as such. If a
                                           corporation, please sign in full
                                           corporate name by president or
                                           authorized officer. If a partnership,
                                           please sign in partnership name by
                                           authorized person.

                                           The undersigned acknowledges receipt
                                           of the Notice of Annual Meeting of
                                           Stockholders and the Proxy Statement.





Signature (Title, If Any)_____________________________________________________

Signature If Held Jointly_____________________________________________________

Date________________________, 2001

--------------------------------------------------------------------------------
                           * FOLD AND DETACH HERE *


                     Vote by Internet or Telephone or Mail
                         24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.


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http://www.proxyvoting.com/nem        1-800-840-1208
Use the Internet to vote your       Use any touch-tone       Mark, sign and date
proxy. Have your proxy card in      telephone to vote your      proxy card
hand when you access the web        proxy. Have your proxy           and
site. You will be prompted to       card in hand when you      return it in the
enter your control number,     OR   call. You will be      OR      enclosed
located in the box below,           prompted to enter your       postage-paid
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                                    then follow the direc-
                                    tions given.


              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.